Exhibit 1
MEMORANDO DE ENTENDIMIENTO
     Este Memorando se celebra entre el Gobierno de la República Bolivariana de Venezuela, representada en este acto por Jesse Chacón Escamillo, Ministro del Poder Popular para las Telecomunicaciones e Informática, según Gaceta Oficial Número 38.599 del 08 de Enero de 2007 (el “Gobierno”), GTE Venholdings B.V., una sociedad mercantil organizada y existente según las leyes de los Países Bajos (la “Vendedora”) y Verizon Communications Inc., una sociedad mercantil organizada y existente según las leyes del Estado de Delaware, Estados Unidos de América (“Verizon”), en relación con las ofertas a ser efectuadas, directa o indirectamente, por el Gobierno para adquirir todas las acciones representativas del capital social de la Compañía Anónima Nacional Teléfonos de Venezuela (“CANTV”), incluyendo los American Depositary Shares que representan acciones del capital social de CANTV (“ADSs”), y el Memorando por parte de la Vendedora de vender al comprador en las ofertas todo el capital social de CANTV, incluyendo los ADSs, del cual la Vendedora es beneficiaria o titular (las “Acciones”) y que consisten en 196.401.427 Acciones Clase A y ADSs que representan la cantidad de 28.009.177 Acciones Clase D. Salvo por lo que respecta a las Acciones, todas las cuales son propiedad de la Vendedora, ni Verizon ni sus subsidiarias o afiliadas (entendiéndose que CANTV no constituye una afiliada de Verizon) (las “Personas de Verizon”) son propietarias de ninguna otra acción del capital social de CANTV o de cualquier ADS. En la actualidad, las Acciones representan aproximadamente el 28,51% del capital social de CANTV.
     1. La Vendedora conviene, sujeto a los términos y condiciones establecidos en el presente Memorando y a la satisfacción razonable por parte de la Vendedora de que la cantidad que le será pagada al cierre de las Ofertas (según se define más adelante) será de Quinientos Setenta y Dos Millones Doscientos Cuarenta y Siete Mil Cuarenta Dólares de los Estados Unidos de América con Veinte Centavos US$572.247.040,20 (sujeto a ajuste según se contempla en el Párrafo 2 de este Memorando) y no esté sujeta a impuestos, retenciones u otros cargos, gravámenes o restricciones (incluyendo cualquier restricción por la conversión de Bolívares en dólares de los Estados Unidos de América) de cualquier naturaleza establecidos por el Gobierno o cualquier agencia o entidad del mismo con respecto a la transferencia de las Acciones, la conversión de todos los Bolívares recibidos por dicha venta en dólares de los Estados Unidos de America, y el recibo por la Vendedora en los Países Bajos o en los Estados Unidos de America de dichas sumas en dólares de los Estados Unidos de America (a parte, en caso y en la medida en que sea aplicable, del impuesto del 1% aplicable a ciertas sumas recibidas en relación con la venta de acciones adquiridas en la Bolsa de Valores de Caracas y asumiendo la exactitud de las suposiciones establecidas en el Párrafo 8 de este Memorando), en ofrecer las Acciones en las Ofertas (y en el caso de la Oferta Venezolana, para su adquisición a través del mercado bursátil donde se cotizan y negocian públicamente las Acciones Clase D de CANTV (i.e., la Bolsa de Valores de Caracas)). Sujeto a que se produzca el cierre de las Ofertas (el “Cierre”) y efectivo a partir de la fecha del Cierre (i) la Vendedora y Verizon renuncian, en su nombre y en el de cada una de las otras Personas de Verizon, a todos y cada uno de los reclamos de cualquier tipo o naturaleza que cualquiera de ellas tenga o pueda tener contra el Gobierno o cualquiera de sus agencias, dependencias, subdivisiones, o empresas u otras entidades propiedad del Gobierno o controladas por él (las “Personas del Gobierno”) o cualquiera de sus respectivos directores, funcionarios, empleados, agentes o representantes, que surjan de la titularidad de las Acciones por parte de cualquier Persona de Verizon o de los anuncios del Gobierno con respecto a, o de la compra de las acciones o la nacionalización de, CANTV, quedando a salvo cualquier reclamo que Verizon o la Vendedora pueda tener bajo este Memorando, y (ii) el Gobierno renuncia, a nombre de cada una de las Personas del Gobierno, a todos y cada uno de los reclamos de cualquier tipo o naturaleza, que cualquiera de ellas tenga o pueda tener contra cualquier Persona de Verizon o cualquiera de sus respectivos directores, funcionarios, empleados, agentes o representantes, que surjan de la titularidad de las Acciones por parte de cualquier Persona de Verizon o de la operación de CANTV, quedando a salvo cualquier reclamo que el Gobierno pueda tener bajo este Acuerdo, en el entendido de que la renuncia contenida en este inciso (ii) no aplicará a reclamos que surjan de la operación de CANTV en la medida en que cualquier director, funcionario, empleado, agente o representante de cualquier Persona de Verizon, en el desempeño de cualquier encargo en nombre de CANTV, haya actuado de forma manifiestamente negligente, haya cometido un acto ilícito intencional o fraude, o no haya actuado de buena fe o de una manera que razonablemente estimó era en, o no contraria a, los intereses de CANTV.
     2. Dentro de los cuarenta y cinco (45) días posteriores a la fecha de este Memorando, el Gobierno iniciará y anunciará públicamente, o hará que una entidad propiedad del Gobierno inicie y anuncie públicamente, el inicio de ofertas públicas concurrentes en la República Bolivariana de Venezuela (la “Oferta Venezolana”) y en los Estados Unidos de América (la “Oferta Norteamericana” y conjuntamente con la Oferta Venezolana, las “Ofertas”) para adquirir todas las acciones del capital social de CANTV a un precio en la Oferta Norteamericana no inferior a Diecisiete Dólares de los Estados Unidos de América con Ochenta y Cinco Centavos US$17,85 por ADS y a un precio en la Oferta Venezolana no inferior al equivalente en Bolívares (calculado de acuerdo con el tipo de cambio oficial a la fecha del Cierre) de Dos Dólares con Cincuenta y Cinco Centavos US$2,55 por acción del capital social de CANTV (a parte de cualquier ADS) (debido a que dichos precios se determinan sin tomar en consideración cualquier dividendo declarado entre la fecha de este Memorando y el Cierre, dichos precios habrán de ser ajustados a la baja para dar efecto a cualquier dividendo que deba ser declarado y sea declarado y pagado por CANTV con una fecha de registro posterior a la fecha de este Memorando y anterior al Cierre). En relación con lo anterior, el Gobierno obtendrá en beneficio de la Vendedora, por lo menos dos días hábiles antes del Cierre, todas las autorizaciones de control de cambios que sea necesario obtener para la conversión de las sumas recibidas por la Vendedora, por la venta de las Acciones en la Oferta Venezolana y por cualquier dividendo a raíz del cual el precio a ser pagado en las Ofertas sea reducido, de Bolívares a dólares de los Estados Unidos de América. El Gobierno hará sus mejores esfuerzos razonables a fin de (i) cumplir y ejecutar sus obligaciones bajo este Memorando, incluyendo la obtención de todos los consentimientos, aprobaciones o autorizaciones requeridos en relación con las operaciones contempladas por este Memorando (incluyendo el registro ante la CNV de cualquiera de las Acciones Clase A que no estén registradas si la Vendedora solicita dicho registro ante la CNV), y (ii) llevar a cabo las Ofertas en todos los aspectos sustanciales de acuerdo con todas las leyes, reglamentos, reglas, códigos, órdenes gubernamentales, sentencias y decretos aplicables (cada uno de estos, una “Ley”). El Gobierno efectuará, o hará que el comprador efectúe, el Cierre a más tardar dentro de cinco (5) días hábiles después de que ocurra lo posterior entre (i) el vencimiento del periodo mínimo más largo durante el cual se requiera que alguna de las Ofertas permanezca abierta en virtud de cualquier ley aplicable, (ii) el cumplimiento de las condiciones descritas en el párrafo 3 de este Memorando, y (iii) la fecha en la que se efectúe el pago en relación con cualquier dividendo a raíz del cual el precio a ser pagado en las Ofertas deba ser ajustado.
     3. Las Ofertas estarán sujetas exclusivamente a las siguientes condiciones y a ninguna otra: (i) que dentro de los treinta (30) días siguientes a la fecha de este Memorando el Gobierno no haya descubierto durante el curso de su auditoría legal y financiera (due diligence) de CANTV, cualquier hecho o circunstancia (A) que resulte en que la información pública presentada o consignada por CANTV ante la Comisión

Nacional de Valores de Venezuela (la “CNV”) y la Comisión de Valores de los Estados Unidos de América (Securities and Exchange Commission, “SEC”) sea engañosa en cualquier aspecto sustancial o (B) que en la medida en que se produzca con posterioridad a la presentación o consignación más reciente de tales informaciones públicas antes de la fecha de este Memorando, sea razonablemente probable que tenga un efecto sustancial adverso sobre los negocios, operaciones, condición financiera o resultados de las operaciones de CANTV y sus subsidiarias, consideradas en su conjunto, o (C) que cause que el Gobierno determine razonablemente que los servicios a ser prestados por las Personas de Verizon de acuerdo con lo dispuesto en el párrafo 6 del presente Memorando no tengan una duración suficiente (tomando en cuenta cualquier oferta de Verizon para extender dichos servicios por un periodo más largo) para que CANTV continúe sus operaciones en una forma consistente con la práctica anterior sin la necesidad de incurrir en ningún costo adicional sustancial y sin ninguna interrupción sustancial en las operaciones, en el entendido de que ningún hecho o circunstancia relativo (x) a la celebración o anuncio de este Memorando, (y) a cualquier acción o declaración por parte de cualquier Persona del Gobierno o (z) al objeto de cualquier demanda pendiente a la fecha en contra de CANTV o cualquiera de sus subsidiarias en relación con cualquier pago de pensiones, ajustes por aumentos de salarios, salarios recibidos, bonos (incluyendo el Bono Complementario de Protección Económica y el Plan de Auxilio Temporal y Solidario), resultados de negociaciones laborales colectivas, requerimientos de salario mínimo, o derechos de seguridad social, resultará en el incumplimiento de esta condición salvo, en el caso de este inciso (z), cualquier deterioro sustancial de la condición financiera de CANTV ocasionado por cualquier determinación posterior a la fecha de este Memorando efectuada en cualquier procedimiento legal relacionado con dichas demandas u obligaciones que sea adversa para CANTV, (ii) que la firma de este Memorando, la realización de las Ofertas o la conclusión de las operaciones contempladas en este Memorando no resulten en el incumplimiento, terminación o disminución de los derechos o en el vencimiento anticipado del término establecido para el pago de las obligaciones según cualquier contrato o convenio del cual CANTV o cualquiera de sus subsidiarias sea parte o por el cual se encuentre vinculada, o de cualquier otra forma ocasionen la aplicabilidad de disposiciones relacionadas con cambios de control bajo cualquiera de tales contratos o convenios, a excepción de que no tuviera razonablemente, en lo individual o en conjunto, un efecto sustancial adverso en los negocios, operaciones, condición financiera o resultados de las operaciones de CANTV y sus subsidiarias, tomadas en conjunto, (iii) que una cantidad de acciones del capital social de CANTV (incluyendo aquellas acciones representadas por ADSs) habrán de haber sido ofrecidas públicamente en las Ofertas de manera que después del Cierre la cantidad de acciones del capital social de CANTV (incluyendo aquellas acciones representadas por ADSs) que sean propiedad de cualquier Persona del Gobierno (incluyendo el Banco de Desarrollo Económico y Social de Venezuela) constituyan, en total, al menos una mayoría de la cantidad de acciones en circulación que conforman el capital social de CANTV (incluyendo aquellas acciones representadas por ADSs), (iv) que se habrá obtenido cualquier aprobación, autorización o actuación que pueda requerirse por parte de Pro-Competencia, la Comisión Nacional de Telecomunicaciones de Venezuela, la CNV o la SEC para consumar las Ofertas, y (v) que CANTV no haya declarado ningún dividendo a parte de aquellos requeridos por Ley y que no haya habido ningún cambio en la capitalización de CANTV, así como ninguna reorganización corporativa sustancial, reestructuración sustancial u operación similar sustancial.
     4. Antes del Cierre, (i) Verizon y sus subsidiarias y afiliadas continuarán sus relaciones comerciales con CANTV y sus subsidiarias en una forma consistente con la práctica anterior, incluyendo el cumplimiento por su parte de cualquier contrato para el suministro de bienes o servicios a CANTV y sus subsidiarias y (ii) ni Verizon ni ninguna de sus subsidiarias o afiliadas convendrá en cualquier modificación o terminación de cualquiera de tales contratos sin el previo consentimiento del Ministro de Telecomunicaciones del Gobierno (o de quien él designe), ni tampoco votará como accionista de CANTV para aprobar cualquier actuación u operación de CANTV o sus subsidiarias que exceda del curso ordinario de sus negocios.
     5. Después de la firma de este Memorando, la Vendedora y Verizon emplearán sus mejores esfuerzos razonables para facilitar la creación de una gerencia de transición dentro de CANTV para facilitar la transición de CANTV a un ente controlado por el Gobierno.
     6. Durante los seis (6) meses siguientes a la fecha del Cierre, la Vendedora y Verizon no intentarán, ni permitirán que alguna de las Personas de Verizon intente, ofrecer empleo a cualquier persona que sea empleado de CANTV o de sus subsidiarias, en el entendido que lo anterior no se aplicará a ningún empleado de CANTV que sea o haya sido trasladado temporalmente por cualquier Persona de Verizon a CANTV. Además, después del Cierre, a solicitud del Gobierno, la Vendedora y Verizon harán que cualquier Persona de Verizon que estuviere suministrando propiedad intelectual, programas de computación (software) u otros servicios a CANTV antes de la fecha de este Acuerdo continúe haciéndolo por un período que pueda ser razonablemente necesario para que CANTV continúe sus operaciones en una forma consistente con la práctica anterior, pero que no deberá ser superior a doce (12) meses (en el entendido de que CANTV empleará sus mejores esfuerzos razonables para reemplazar dichos servicios antes en caso de ser posible). Tales servicios serán suministrados en los términos usualmente concedidos a CANTV durante el período de los tres años precedentes a la fecha de este Memorando (salvo por lo que respecta a cualquier propiedad intelectual, programas de computación (software) u otros servicios, que dicha Persona de Verizon no pueda continuar prestando, por ley o contrato, a CANTV después del Cierre), sujeto al pronto y regular pago por parte de CANTV de tales servicios.
     7. Después del Cierre y por un período de dos (2) años, las Personas de Verizon mantendrán la confidencialidad de toda la información que sea propiedad de CANTV y de sus subsidiarias.
     8. El Gobierno declara y garantiza a Verizon y a la Vendedora que, en caso y en la medida en que sea aplicable, a parte del impuesto del 1% aplicable a la venta de acciones transadas en la Bolsa de Valores de Caracas, ninguna Persona del Gobierno impondrá, directa o indirectamente, impuesto, regalía, honorario, tasa, gravamen, tarifa, derecho o cargo similar alguno por el pago de las acciones del capital social o ADSs de CANTV ofrecidos en cualquiera de las Ofertas (suponiendo, en el caso de las Acciones Clase A, el registro de las Acciones Clase A ante la CNV, y en el caso de los ADSs, que los fondos empleados por un tenedor de ADSs para adquirir los ADSs no se hayan originado de operaciones comerciales en Venezuela).
     9. El presente Acuerdo podrá ser terminado por Verizon o por la Vendedora (i) si no se han iniciado las Ofertas dentro de los sesenta (60) días siguientes a la fecha de este Memorando o (ii) si el Cierre no ha ocurrido dentro de los ciento ochenta (180) días siguientes a la fecha de este Memorando en el entendido de que tal terminación no exonerará a ninguna de las partes de cualquier responsabilidad resultante de cualquier incumplimiento de este Memorando por tal parte con anterioridad a dicha terminación.
     10. El anuncio público y cualquier presentación ante entes regulatorios a ser realizada por cualquier Persona del Gobierno o cualquier Persona de Verizon con relación a este Memorando o a las operaciones previstas en el mismo deberá ser coordinada entre las partes.
     Las partes firman este Memorando en la ciudad de Caracas a los 12 días del mes de febrero de 2007.

VERIZON COMMUNICATIONS INC.

Por:	/s/ John W. Diercksen

John W. Diercksen
Vicepresidente Ejecutivo – Desarrollo y Planificación Estratégica

GTE VENHOLDINGS B.V.
Por Verizon International Holdings, Inc.,
Managing Director

Por:	/s/ Christopher M. Bennett

Christopher M. Bennett
Vice President – General Counsel

REPÚBLICA BOLIVARIANA DE VENEZUELA
Por:	/s/ Jesse Chacón Escamillo

Ing. Jesse Chacón Escamillo
Ministro del Poder Popular para las Telecomunicaciones y la Informática de la Repúblic Bolivariana de Venezuela

[Unofficial English Translation]
MEMORANDUM OF UNDERSTANDING
     This Memorando is entered into among the Government of the Bolivarian Republic of Venezuela, represented in this act by Jesse Chacón Escamillo, Minister of Telecommunications and Information (the “Government”), GTE Venholdings B.V., a corporation organized and existing under the laws of the Netherlands (“Seller”) and Verizon Communications Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America (“Verizon”) concerning the offers to be made, directly or indirectly, by the Government to acquire any and all outstanding shares of the capital stock of Compañía Anónima Nacional Teléfonos de Venezuela (“CANTV”), including American Depositary Shares representing shares of capital stock of CANTV (“ADSs”), and the agreement by Seller to sell to the purchaser in the offers all of the capital stock of CANTV, including ADSs, owned beneficially or of record by the Seller (the “Shares”), which consists of 196,401,427 Class A Shares and ADSs representing an aggregate of 28,009,177 Class D Shares. Other than the Shares, all of which are owned by the Seller, none of Verizon or its subsidiaries or affiliates (it being understood that CANTV does not constitute an affiliate of Verizon) (the “Verizon Persons”) owns any shares of capital stock of CANTV or any ADSs. The Shares currently represent approximately 28.51% of the outstanding capital stock of CANTV.
     1. Seller agrees, subject to the terms and conditions set forth in this Memorando and Seller’s reasonable satisfaction that the amount payable to it upon the closing of the Offers (as defined below) shall be Five Hundred Seventy Two Million Two Hundred Forty Seven Thousand Forty Dollars and Twenty Cents US$572,247,040.20 (subject to adjustment as contemplated in Paragraph 2 of this Memorando), subject to no tax, withholding or other charge, encumbrance or restriction (including any restriction on the conversion of Bolivars into United States dollars) of any nature whatsoever imposed by the Government or any agency or instrumentality thereof with respect to the transfer and sale of the Shares, the conversion of any Bolivars received from such sale into United States dollars, and the receipt by the Seller in the Netherlands or the United States of such proceeds in United States dollars (other than, if and to the extent applicable, the 1% tax applicable to certain proceeds from the sale of shares purchased on the Caracas Stock Exchange and assuming the accuracy of the assumptions set forth in Paragraph 8 of this Memorando), to tender the Shares in the Offers (and in the case of the Venezuelan Offer, for payment on the securities exchange upon which the Class D Shares of CANTV are listed and publicly traded (i.e., the Caracas Stock Exchange)). Subject to the occurrence of the closing of the Offers (the “Closing”) and effective on the date on which the Closing occurs (i) Seller and Verizon waive, on behalf of themselves and each of the other Verizon Persons, any and all claims of any kind or nature that any of them has or might have against the Government or any of its agencies, departments, subdivisions or corporate or other entities owned or controlled by the Government (the “Government Persons”) or any of their respective directors, officers, employees, agents or representatives arising out of the ownership of the Shares by any Verizon Person or the Government’s announcements with respect to, or purchases of the shares or nationalization of, CANTV, other than any claims Verizon or Seller may have under this Memorando, and (ii) the Government waives, on behalf of each of the Government Persons, any and all claims of any kind or nature that any of them has or might have against any Verizon Person or any of their respective directors, officers, employees, agents or representatives arising out of any Verizon Person’s ownership of the Shares or the operation of CANTV, other than any claims the Government may have under this Acuerdo, provided that the waiver contained in this clause (ii) shall not apply to claims arising out of the operation of CANTV to the extent that any director, officer, employee, agent or representative of any Verizon Person was, in the performance of any duties on behalf of CANTV, grossly negligent, engaged in willful misconduct or fraud or failed to act in good faith or in a manner he or she reasonably believed was in, or not contrary to, the interests of CANTV.
     2. Within 45 days following the date of this Memorando, the Government shall, or shall cause an entity owned by the Government to, commence, and publicly announce the commencement of, concurrent tender offers in the Bolivarian Republic of Venezuela (the “Venezuelan Offer”) and the United States of America (the “US Offer” and together with the Venezuelan Offer, the “Offers”) to acquire any and all shares of capital stock of CANTV at a price in the US Offer of not less than Seventeen Dollars and Eighty Five Cents US$17.85 per ADS and a price in the Venezuelan Offer of not less than the Bolivar equivalent (calculated at the official exchange rate as of the Closing) of Two Dollars and Fifty-Five Cents US$2.55 per share of capital stock of CANTV (other than any ADSs) (since such prices are determined without consideration of any dividend declared between the date hereof and the Closing, such prices to be adjusted downward to give effect to any dividend required to be declared and declared and paid by CANTV with a record date after the date hereof and prior to the Closing). In connection therewith, the Government shall, at least two business days prior to the Closing, obtain for the benefit of the Seller all foreign exchange approvals required to be obtained for the conversion from Bolivars into United States dollars of the proceeds received by Seller from the sale of Shares in the Venezuelan Offer and any dividend as a result of which the price to be paid in the Offers is adjusted. The Government shall use its reasonable best efforts to (i) fulfill and perform its obligations hereunder, including obtaining all consents, approvals, authorizations or other relief required in connection with the transactions contemplated hereby (including registration with the CNV of any Class A Shares that are not registered if Seller requests such registration with the CNV), and (ii) conduct the Offers in accordance in all material respects with all applicable laws, regulations, rules, codes, governmental orders, judgments and decrees (each of the foregoing, a “Law”). The Government shall, or shall cause the purchaser to, effect the Closing no later than five (5) business days following the later of (i) the expiration of the longer of any minimum period for which either Offer is required by any applicable Law to remain open, (ii) the satisfaction of the conditions described in paragraph 3 of this Memorando and (iii) the date on which payment is made in respect of any dividend as a result of which the price to be paid in the Offers is to be adjusted.
     3. The Offers will be subject to the following conditions and no other conditions: (i) that within 30 days of the date of this Memorando the Government shall not have discovered in the course of its legal and financial due diligence of CANTV any fact or circumstance which (A) causes CANTV’s public filings and submissions to the Comisión Nacional de Valores of Venezuela (the “CNV”) and the Securities and

Exchange Commission in the United States of America (the “SEC”) to be misleading in any material respect, or (B) to the extent occurring after the most recent of such filings made prior to the date hereof, would be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of CANTV and its subsidiaries, taken as a whole, or (C) causes the Government reasonably to determine that the duration of the provision of the intellectual property, software and other services to be provided by Verizon Persons pursuant to paragraph 6 herein (taking into account any offer by Verizon to extend such services for a longer period) would not be sufficient to enable CANTV to continue its operations consistent with past practice without the need to incur any material incremental cost and without any material disruption in operations, it being understood that no fact or circumstance relating to (x) the entry into or announcement of this Memorando, (y) any actions or statements by any Government Person or (z) the subject matter of any claim pending as of the date hereof against CANTV or any of its subsidiaries in connection with any of pension payments, adjustments on the basis of salary increases, salaries received, bonuses (including Bono Complementario de Protección Económica and Plan de Auxilio Temporal y Solidario), results of collective bargaining, minimum salary requirements, or social security rights or entitlements, shall result in any failure of this condition to be satisfied, other than, in the case of clause (z), any material worsening in the financial condition of CANTV caused by any determination after the date hereof made in any legal proceeding relating to such claims or liabilities that is adverse to CANTV, (ii) that the execution of this Memorando, the making of the Offers or the consummation of the transactions contemplated hereby shall not result in the default or termination of or diminution in rights or acceleration of payment obligations under any contracts or other arrangements to which CANTV or any of its subsidiaries is a party or by which CANTV or any of its subsidiaries is bound, or otherwise trigger any change of control provisions under any such contract or arrangement, except as would not singly or in the aggregate be reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of CANTV and its subsidiaries, taken as a whole, (iii) that a number of shares of capital stock of CANTV (including such shares as are represented by ADSs) shall have been tendered in the Offers such that following the Closing the number of shares of CANTV stock (including such shares as are represented by ADSs) owned by any Government Person (including the Banco de Desarollo Económico y Social de Venezuela) would, in the aggregate, constitute at least a majority of the total number of outstanding shares of CANTV stock (including such shares as are represented by ADSs), (iv) that any approval, authorization or relief that may be required from Pro-Competencia, the Comisión Nacional de Telecomunicaciones of Venezuela, the CNV or the SEC to consummate the Offers shall have been obtained and (v) that CANTV not have declared any dividends other than as required by any Law and that there shall not have been any change in CANTV’s outstanding capitalization or any material corporate reorganization or restructuring or similar transaction.
     4. Prior to the Closing, (i) Verizon and its subsidiaries and affiliates will continue to deal with CANTV and its subsidiaries in a manner consistent with past practice, including with respect to their performance under any agreement for the provision of goods or services by any of them to CANTV and its subsidiaries and (ii)

none of Verizon or any of its subsidiaries or affiliates will agree to any amendment or termination of any such contract without the prior consent of the Government’s Minister of Telecommunications (or his designee), or vote as a shareholder of CANTV to approve any action or transaction of CANTV or its subsidiaries outside of the ordinary course of business.
      5. Following the execution of this Memorando, Seller and Verizon will use their reasonable best efforts to facilitate the creation of a transitional manager within CANTV to facilitate the transition of CANTV into an entity controlled by the Government.
      6. Following the Closing, for a period of six months, Seller and Verizon will not, and will not permit any of the Verizon Persons to solicit for employment any person who is an employee of CANTV or its subsidiaries, it being understood that the foregoing shall not apply to any employee of CANTV who is or was seconded by any Verizon Person to CANTV. In addition, following the Closing, at the request of the Government, Seller and Verizon will cause any Verizon Person who was providing intellectual property, software or other services to CANTV prior to the date hereof to continue to provide, for such period up to but not exceeding twelve (12) months (it being understood that CANTV shall use its reasonable best efforts to replace such services earlier, if practicable) as may be reasonably necessary for CANTV to continue operations consistent with past practice, such services on the terms customarily provided to CANTV throughout the three-year period preceding the date of this Memorando (other than any intellectual property, software and other services such Verizon Person is not permitted by law or contract to continue to provide to CANTV after the Closing), subject to CANTV’s regular and prompt payment for such services.
      7. Following the Closing, for a period of two years, the Verizon Persons will maintain the confidentiality of all proprietary information of CANTV and its subsidiaries.
      8. The Government represents and warrants to Verizon and Seller that, other than, if and to the extent applicable, the 1% tax applicable to proceeds from the sale of shares purchased on the Caracas Stock Exchange, no tax, royalty, fee, levy, duty, tariff, impost or similar charge will be directly or indirectly imposed by any Government Person upon any payment made for shares of capital stock or ADSs of CANTV tendered in either of the Offers (assuming, in the case of the Class A Shares, the registration of the Class A Shares with the CNV, and in the case of the ADSs, that the funds used by a holder of ADSs to purchase the ADSs did not originate from business operations in Venezuela).
      9. This Acuerdo may be terminated by Verizon or Seller if (i) the Offers have not been commenced within 60 days of the date of this Memorando or (ii) if the Closing shall not have occurred within 180 days of the date of this Memorando; provided that no such termination shall relieve any party hereto of any liability as a result of any breach of this Memorando by such party prior to such termination.

     10. The public announcement and any regulatory filing made by any Government Person or any Verizon Person in respect of this Memorando or the transactions contemplated herein shall be coordinated by the parties.
     This Memorando is executed this 12th day of February, 2007.

VERIZON COMMUNICATIONS INC.

By:

John W. Diercksen
Executive Vice President – Strategy Development and Planning

GTE VENHOLDINGS B.V.
By Verizon International Holdings, Inc., Managing Director

By:

Christopher M. Bennett

REPÚBLICA BOLIVARIANA DE VENEZUELA

Por:

Ing. Jesse Chacón Escamillo Minister of Telecommunications and Information of the Bolivarian Republic of Venezuela